EXHIBIT 10.13

SUPPLEMENTAL MANUFACTURING AND SERVICES AGREEMENT

This Supplemental Manufacturing and Services Agreement (this “Agreement”), is dated as of March 27th, 2024 and will be effective as of July 7, 2024 (the “Effective Date”), is entered into by and between 374Water Systems, Inc., a Delaware corporation, having an address at 3710 Shannon Road, #51788, Durham, NC 27717 (“374Water”), and Merrell Bros. Fabrication, LLC, an Indiana limited liability company, having a place of business at 8811 West 500 North, Kokomo, Indiana 46901 (“Manufacturer”).

BACKGROUND

374Water and Manufacturer are parties to that certain Manufacturing and Service Agreement dated July 7, 2021 (the “Original Agreement”). The Original Agreement automatically renews for additional one (1) year periods term on July 7, 2024 unless either 374Water or Manufacturer provide the other party sixty (60) day prior written of non-renewal of the Original Agreement. Manufacturer has indicated to 374Water its intent to provide such notice to 374Water and 374Water has indicated to Manufacturer its desire to relocate to a larger manufacturing facility with more square footage dedicated to 374Water’s expanding operations. Manufacturer agrees that 374Water has outgrown Manufacturer’s available facilities, capacity, and square footage requirements. Both parties desire to continue their relationship with each other and for Manufacturer to be available on an as needed basis in the event that future or current manufacturing orders exceed 374Water’s ability to fulfill themselves on a timely basis. As such, the parties have entered into this Agreement to replace the Original Agreement as of the Effective Date referenced above.

1. Effectiveness; Term. This Agreement shall commence as of the Effective Date herein and shall continue for one (1) year (the “Initial Term”). Following the expiration of the Initial Term this Agreement may be renewed for additional one (1) year periods upon a mutual, executed written extension between 374Water and Manufacturer.

2. Work Order.

2.1 “Work Order” means the Work Order in the form attached hereto as Exhibit A.

2.2 No Work Order shall be effective unless and until agreed to in writing and executed by both 374Water and Manufacturer. Until such time that a Work Order is issued, Manufacturer is not entitled to provisions relating to licensing, intellectual property, manufacturing, or any other confidential information. If a Work Order is issued under this agreement, it may, but is not required to, contain terms and provisions relating to licensing, intellectual property, manufacturing, confidential information and other matters to which 374Water and Manufacturer mutually agree.

3. Invoicing. Manufacturer shall invoice 374Water on the timeframes set forth in each Work Order.

4. Termination for Convenience. Performance of work under this Contract may be terminated by 374Water or the Manufacturer in accordance with this clause, in whole or in part, whenever either party shall determine that such termination is in the best interest of their respective interests. Any such termination shall be affected by delivery to the other party of a written Notice of Termination, specifying the extent to which performance of work is terminated and the effective date of termination.

5. Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

6. Assignments. No party may without written approval of the other party, such approval not to be unreasonably withheld, assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party.

7. Independent Contractors. It is understood that the parties hereto are independent contractors and engage in the operation of their own respective businesses and no party is to be considered the agent of the other party for any purpose whatsoever and no party has any authority to enter into any contract or assume any obligation for the other parties or to make any warranty or representation on behalf of the other party(ies). Each party shall be fully responsible for its own employees and consultants, and the employees of one party shall not be deemed to be employees of either other party for any purpose whatsoever.

8. Miscellaneous

8.1 Governing Law. This Agreement shall be governed, construed, interpreted and enforced in all respects in accordance with the laws of the State of Delaware, without regard to its conflict of laws and choice of law rules, and shall be binding upon the parties hereto regardless of their location throughout the world. All disputes with respect to the Agreement shall be brought and heard either in the Delaware state courts, or the federal district court for the District of Delaware. The Parties each consent to the jurisdiction and venue of such courts. The Parties agree that service of process upon them in any such action may be made if delivered in person, by courier service or by first class mail, and shall be deemed effectively given upon receipt.

8.2 Notices. Any and all notices given under this Agreement shall be in writing and to the respective parties at the following addresses by nationally recognized overnight courier:

If to Manufacturer:

Merrell Bros. Fabrication, LLC

8811 West 500 North

Kokomo, Indiana 46901

Attn: Terry Merrell

terry@merrellbros.com

If to 374Water:

374Water Systems, Inc.

3710 Shannon Road, #51788

Durham, NC 27717

Attn: Jeffrey M. Quick

jq@374water.com

_________

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or to such other addresses as may be subsequently furnished by one party to the other in writing.  Any such notice shall be deemed to have been given on the day following the dispatch.

8.3 Severability. In the event one or more terms of this Agreement are declared by any individual or competent authority to be void, voidable, illegal or otherwise un-enforceable, the remaining provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such invalid or unenforceable part or provision in a commercially reasonable, valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto. The parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make the terms of this Agreement valid and enforceable, having full regard for all Applicable Laws and the intent and purposes of the parties entering into this Agreement.

8.4 Complete Agreement. This Agreement, including the Exhibits, whether appended at the time of execution of this Agreement or later, and the Original Agreement as provided herein constitutes the entire Agreement between parties hereto relating to the subject matter hereof, and this Agreement may not be amended, modified, or supplemented unless such amendment is in writing and duly executed by the parties.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall comprise the original instrument.

[Signature page to follow.]

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IN WITNESS WHEREOF, Manufacturer and 374Water have executed this Supplemental Manufacturing and Services Agreement by their respective officers hereunto duly authorized, the day and year first above written.

Merrell Bros. Fabrication, LLC		374Water Systems, Inc.

By:	/s/ Terry Merrell	By:	/s/ Jeffrey M. Quick

Name:	Terry Merrell	Name:	Jeffrey M. Quick

Title	Treasurer	Title:	Interim Chief Executive Officer

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EXHIBIT A

FORM OF WORK ORDER

Date:

Compensation and Payment Schedule:

Unit to be Manufactured:

Services to be Performed:

Allowable Activity Categories:

Unit Specifications:

Other Provisions:

IN WITNESS WHEREOF, Manufacturer and 374Water have executed this Work Order by their respective officers hereunto duly authorized, the day and year first above written.

Merrell Bros. Fabrication, LLC	374Water Systems, Inc.

By:	By:

Name:	Name:

Title	Title:

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